                   [LETTERHEAD OF BERNSTEIN & WASSERMAN, LLP]

                                       May 29, 1996

Bev-Tyme, Inc.
134 Morgan Avenue
Brooklyn, New York 11237

Ladies and Gentlemen:

         We have acted as counsel for Bev-Tyme, Inc., a Delaware corporation ("Company"), in connection with a Registration Statement on Form S-8 ("Registration Statement") being filed contemporaneously herewith by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), covering options to purchase an aggregate of 875,000 shares (the "Shares")of the Company's Series C Convertible Preferred Stock, $.0001 par value ("Preferred Stock").

         Of the 875,000 shares of Preferred Stock being registered herewith for issuance upon exercise of the options, (i) options to purchase 300,000 shares of Preferred Stock, the shares underlying same are registered herewith, were issued by the Company pursuant to Director Compensation Agreements with Robert J. Sipper, Alfred Sipper, Bruce Logan, Hartley Bernstein, (ii) options to purchase a total of 50,000 shares of Preferred Stock, the shares underlying same are registered herewith, were issued by the Company pursuant to Employment Agreements with James Sabo, Robert Hudson, Mitch Lefkowitz, Jesus Cardona and Michael Hoare, (iii) options to purchase a total of 425,000 shares of Preferred Stock, the shares underlying same are registered herewith, were issued pursuant to Employment Agreements with Mel Feldman, Aaron German, William Swedelson, Khosrow Foroughi and Hyacinth Steer and (iv) options to purchase a total of 100,000 shares of Preferred Stock, the shares underlying same are registered herewith, were issued pursuant to a Consulting Agreement with Walter Miller.

         In that connection, we have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company, the Registration Statement, corporate proceedings of the Company relating to the issuance of the Preferred Stock and such other instruments and documents as we have deemed relevant under the circumstances.

         In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records of the Company include all corporate proceedings taken by the Company to date.

         Based upon and subject to the foregoing, we are of the opinion that the Shares when issued in accordance with the terms of the Director Compensation Agreements, the Employment Agreements and the Consulting Agreement will be duly and validly authorized and issued.

         We hereby consent to the use of this opinion as herein set forth as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ Alan N. Forman

                                       BERNSTEIN & WASSERMAN, LLP